Exhibit 10.15

Exhibit A to
Consolidation Agreement

RAINBOW CASINO-VICKSBURG PARTNERSHIP, L.P.

(A Mississippi Limited Partnership)

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of March 29, 1995 (the “Agreement”), is entered into by and between United Gaming Rainbow, a Nevada corporation (“UGR”), as general partner, and The Rainbow Casino Corporation, a Mississippi corporation, as limited partner (“RCC” or the “Limited Partner”).

RECITALS:

A.            RCC, as general partner, and UGR, as limited partner, are partners in a limited partnership pursuant to the Mississippi Limited Partnership Act, §§ 74-14-101 et seq. of the Mississippi Code of 1972, as amended (the “Mississippi Act”), pursuant to an Amended and Restated Limited Partnership Agreement dated as of July 16, 1994 (the “Original Agreement”), which carried forward the Partnership. UGR and RCC desire to amend and restate the Original Agreement, pursuant to the Mississippi Act and upon the terms and conditions set forth in this Agreement, to effect the changes set forth herein, including without limitation, by UGR being and becoming the general partner in the Partnership and RCC being and becoming the Limited Partner.

B.            Pursuant to the Original Agreement, the Partnership issued to UGR Special Limited Partnership Interests (as defined therein) in the aggregate amount of $3.25 million, as more particularly provided therein. Pursuant to the Consolidation Agreement (as defined below) and as provided in Section 4.04 below, such Special Limited Partnership Interests shall be cancelled and in exchange therefor the Partnership is issuing to UGR on the date hereof a Class A Note (as defined below) in the principal amount of $3.25 million. In addition, pursuant to the Consolidation Agreement, amounts in respect of accrued and unpaid royalties payable to UGR, accrued and unpaid amounts in respect of Distributions (as defined below) in respect of, and Redemptions (as defined below) of, such Special Limited Partnership Interests and certain other accrued and unpaid amounts, through and including the date hereof, in the aggregate amount of $935,052 (as set forth in Exhibit A hereto), shall hereafter constitute an obligation of the Partnership which shall constitute a portion of the indebtedness evidenced by the Class B Note (as defined below) in the maximum principal amount of $3.5 million issued on the date hereof by the Partnership to UGR.

C.            The Partnership is also issuing to National Gaming Mississippi, Inc., a Delaware corporation (“NGM”), a Class B Note in the maximum principal amount of $2 million pursuant to the Consolidation Agreement.

AGREEMENT:

The parties agree that the Original Agreement shall be amended and restated as follows:

Article I:  Organizational Matters

1.01  Formation; Etc.  UGR and RCC hereby agree to continue as partners (sometimes referred to herein as the “Partners”) in continuation of the Partnership under the Mississippi Act as described in Recital A above. On or prior to the date hereof (or within five business days hereafter), UGR and RCC have caused (or shall cause) to be filed an amended certificate of limited partnership (a “Certificate”) in the office of the Secretary of State of the State of Mississippi reflecting the fact that UGR is the general partner and RCC is the limited partner in the Partnership. Failure to effect such filing in a timely manner shall not affect the Partners’ respective rights or obligations hereunder.

1.02  Partners.  UGR shall, from and after the date hereof, be the sole general partner in the Partnership (the “General Partner”). RCC shall, from and after the date hereof, be the sole Limited Partner. Each additional Limited Partner, if any, upon execution and delivery of a counterpart of this Agreement, as provided for herein, shall become a limited partner in the Partnership and shall be reflected as such on the books and records of the Partnership. UGR shall not admit any other Person as a Partner if the effect thereof is to reduce amounts otherwise payable to RCC hereunder, as provided herein.

1.03  Documents.  The Partners acknowledge and ratify the filing of each Certificate by UGR and RCC and, after the execution and delivery of this Agreement, the General Partner shall cause to be filed such other certificates or filings as may be required for the operation of a limited partnership in the State of Mississippi. The General Partner shall thereafter file any necessary amendments to the Certificate, and shall otherwise do all things necessary or appropriate for the maintenance of the Partnership as a limited partnership under the laws of the State of Mississippi.

1.04  Name.  The Partnership’s name is “Rainbow Casino-Vicksburg Partnership, L.P.”  The Partnership’s business shall be conducted under the name “Rainbow Casino-Vicksburg Limited Partnership” or under any other name or names reasonably deemed advisable by the General Partner from time to time, including without limitation, the name of the General Partner or any Affiliate thereof or any trade style or trade names. The words “Limited Partnership” or letters “L.P.” shall be included in the name of the Partnership where necessary to comply with the laws of any jurisdiction that so requires.

1.05  Registered Office: Principal Office.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Mississippi shall be located at 1440 Warrenton Road, Vicksburg, Mississippi 39180. The principal office of the Partnership shall be c/o Alliance Gaming Corporation, 4380 Boulder Highway, Las Vegas, Nevada 89121, or such other place in the United States as may from time to time be reasonably designated by the General Partner (provided, that the General Partner shall not charge any overhead in respect of such office if not maintained at the Project site, except as reflected in the management fee under the Management Agreement (as in effect on the date hereof)). The General Partner shall give prompt written notice of any such change to the Limited Partner. The Partnership may maintain offices at such other place or places within or outside the State of Mississippi as the General Partner deems desirable or advisable.

1.06  Duration.  The Partnership has commenced operations prior to the date hereof and shall continue until December 31, 2010, unless earlier terminated pursuant to Article VII or extended pursuant to Article V hereof.

1.07  Purposes and Powers.  The Partnership is organized for the object and purpose of conducting, operating and disposing of the Rainbow Business, and to engage in all such, activities and transactions as are reasonably related to or incidental to the foregoing. In the event that the General Partner proposes to enter into any transaction or series or related transactions on behalf of the Partnership that are material to the Rainbow Business with Alliance Gaming Corporation or any of its Affiliates (other than the Partnership), the General Partner shall notify the Limited Partner of such proposed transaction (together with a reasonably detailed written description thereof), and the Limited Partner shall have the right to consent (in its reasonable discretion) to the fact that the economic terms of such transaction are no less favorable to the Partnership than the terms on which such a transaction would have been effected with an unaffiliated third party; it being understood that failure to respond to such General Partner’s notice within 10 days thereof shall constitute the Limited Partner’s consent, The Rainbow Business shall not be conducted by the General Partner other than through the Partnership. The Partnership may conduct and operate the Rainbow Business through divisions or other formats, utilizing trade styles or trade names.  The Partnership shall have all powers necessary or incidental, suitable, desirable or convenient for the accomplishment of the aforesaid purposes as limited above, alone or with others, as principal or as agent.

1.08  Power of Attorney.  Subject to Section 1.07 above, the Limited Partner hereby constitutes and appoints the General Partner and each of its authorized officers and attorneys-in-fact, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in a manner not prohibited by this Agreement, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices all certificates, documents and other instruments that the General Partner deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership in the State of Mississippi. The foregoing power of attorney is irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, dissolution, bankruptcy or termination of the Limited Partner or the transfer of all or any portion of the Limited Partner’s Interest and shall extend to the Limited Partner’s successors and assigns.

1.09  Ownership of Property.  Legal title to all assets, rights and property (including without limitation, all cash and cash deposits in whatever form held, including in gaming machines), whether real, personal or mixed and whether tangible or intangible, acquired by the Partnership shall be acquired, held, owned and subsequently conveyed in the name of the Partnership and no Partner, individually or collectively, shall have any ownership interest in such partnership properties or any portion thereof. Subject to Section 1.07 above, (a) the Partnership shall have the power to acquire, own, lease, sublease, manage, operate, hold, deal in, control or dispose of any interest in real property constituting part of the Project and (b) the Partnership shall also have the power to acquire, own, hold, manage, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the stock of or other interest in any Person, foreign or domestic.

Article II:  Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other person Controlled by, Controlling or under common Control with such first Person, including without limitation, directors, officers, employees, stockholders and agents of such first Person or any other Person Controlled by, Controlling or under common Control with such first Person.  “Control,” “Controlling” or “Controlled” as to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of such Person, whether through ownership of voting securities or partnership interests, by agreement or understanding or otherwise.

“Alliance Agreements” shall mean the Basic Agreement dated as of October 28, 1993 among Alliance Gaming Corporation (formerly known as United Gaming, Inc.), The Rainbow Casino Corporation, John A. Barrett. Jr. and Leigh Seippel, as amended to date by agreements among such Persons and certain other Persons, including by the Consolidation Agreement.

“Allowed Deductions” shall mean deductions from Net Cash Flow consisting of:

(i)  NGM and/or HFS royalties and interest and principal in respect of the HFS Financing Agreements, each as provided for in the HFS Financing Agreements as presently in effect;

(ii)  interest and principal in respect of the existing obligations of the Partnership to International Game Technology, Inc. or any of its affiliates, as presently in effect;

(iii)  interest and principal in respect of existing obligations to the Partnership to Kossens, Inc. or any of its affiliates, as presently in effect;

(iv)  interest and principal in respect of the Class A Note issued by the Partnership on the date hereof to UGR in the maximum principal amount of $3.25 million; it being understood that from and after the date hereof no further royalty shall accrue in respect of any Special Limited Partnership Interests or under the Alliance Agreements in any circumstance, the maximum principal amount of Class A Notes to be given effect for purposes of computation of the Net Cash Flow from which the RCC Interest is payable being $3.25 million; and

(v) interest and principal in respect of the Class B Notes issued by the Partnership on the date hereof to UGR and NGM in the amounts of $3.5 million and $2 million, respectively; such Class B Notes being for purposes of funding Permitted Capital Expenditures in the aggregate of up to but not in excess of $5.5 million, such that the maximum principal amount of the Class B Notes for purposes of computation of Net Cash Flow from which the RCC Interest is payable being $5.5 million or such lesser amount as shall have been funded in respect of such Class B Notes, in conformity with the terms of this Agreement and the Consolidation Agreement.

In calculating Allowed Deductions it is agreed that the General Partner is authorized to amend the terms of the indebtedness and other items in clauses (i) through (v) above or to obtain substitute, replacement or additional financing in respect of the Project, each, in the General Partner’s sole discretion; provided, that, notwithstanding any such action or any other recapitalization of the Partnership, or any other action of the Partnership or the General Partner, the RCC Interest shall continue to be calculated solely based upon Net Cash Flow calculated based on the provisions set out above in this definition, throughout the term of the RCC Interest and based on a maximum aggregate principal amount of Notes of $8.75 million to be repaid in accordance with their terms, as provided herein.

“Class A Note” shall mean the Class A Note issued by the Partnership to UGR on the date hereof in accordance with Section 4.04 hereof in the maximum principal amount of $3.25 million.

“Class B Note” shall mean each of the Class B Notes issued by the Partnership to UGR and NGM on the date hereof in accordance with Section 4.04 hereof in the maximum principal amounts of $3.5 million and $2 million, respectively. The Class B Notes shall accrue interest on and the principal amounts thereunder shall be repayable solely based upon the amounts funded or deemed funded by UGR and NGM hereunder and under the Consolidation Agreement. As of the date hereof, the Partnership has incurred indebtedness to (and such amounts shall be deemed funded by) (a) UGR in the amounts of $935,052 in respect of accrued and unpaid amounts described on Exhibit A hereto and $651,999.92 as provided in Section 2(b) of the Consolidation Agreement and (b) NGM in the amount of $651,999.92 as provided in the Consolidation Agreement. The Class B Notes shall be subject to the final sentence of Section 3.04 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto.

“Consolidation Agreement” shall mean the Consolidation Agreement dated as of the date hereof among RCC, NGM, HFS Gaming Corp., a Delaware corporation. Alliance Gaming Corporation, UGR and, as to certain matters, John A. Barrett, Jr., Leigh Seippel, Rainbow Development Corporation, a Mississippi corporation, and National Gaining Corp., a Delaware corporation, and Doyle  &  Bachman, a law partnership.

“EBITDAR” shall mean earnings from the Project, before giving effect to depreciation, amortization, interest and principal payments (including payments of interest on and principal of the HFS Financing Agreements to HFS or NGM or any of their respective Affiliates and payments of interest on and principal of the Notes), royalties payable to HFS, capital expenditures, and federal, state and local taxes (provided that such taxes are not paid by the Partnership)(but after giving effect to specifically gaming-related taxes, which shall constitute a deduction from earnings of the Partnership), all as determined in accordance with generally accepted accounting principles, consistently applied.

“Event of Withdrawal” shall mean, with respect to the General Partner, any bankruptcy or insolvency of the General Partner and the events specified under § 79-14-402(a) of the Mississippi Act.

“Gross Gaming Revenues” shall mean gaming revenues derived from the casino forming a part of the Project, in accordance with generally accepted accounting principles, consistently applied, i.e., for any applicable period, the amounts retained by such casino in respect of players’ wagers, less payments to winning players and all applicable gaining taxes.

“HFS” shall mean Hospitality Franchise Systems, Inc. or any of its Affiliates (and shall include NGM or any of its Affiliates); “HPS Financing Agreements” shall mean the various financing agreements, marketing and servicing agreements and other documents and instruments in effect on the date hereof among the Partnership, either of the Partners (or any of their respective Affiliates) and HFS or NGM, as amended or supplemented and in effect from time to time.

“Interest” shall mean, as to each Partner, all applicable rights of such Partner under this Agreement.

“Management Agreement” shall mean the Management Agreement dated as of October 28, 1993 among Mississippi Ventures, Inc., the Partnership, RCC, John A, Barrett, Jr. and Leigh Seippel, as amended to date.

“Net Cash Flow” shall mean EBITDAR of the Project, on a freestanding basis, exclusive of any overhead, service or other charges of the General Partner. Alliance Gaming Corporation or any Affiliate thereof (other than the Partnership, as permitted by this Agreement) other than the Management Fee (as presently in effect and as provided for in the

Management Agreement, including any incentive or performance based management fees), prepared on a consistently applied generally accepted accounting principles basis for the Project, less deductions for, but only for Allowed Deductions.

“Net Income” or “Net Loss” for any taxable year shall mean the taxable income or the taxable loss of the Partnership for such taxable year as determined for U.S. federal income tax purposes.

“Notes” means, collectively, the Class A Note and me Class B Notes.

“Permitted Capital Expenditures” shall mean expenditures made by UGR or NGM or any of their respective Affiliates to or as directed by the Partnership or otherwise designated by the General Partner (in its sole discretion) in connection with the Project or the Rainbow Business, whether from the cash available in or generated by the Project or from UGR’s or NGM’s or such Affiliates’ own or borrowed funds, and in each case, whether or not such expenditures are, in accordance with generally accepted accounting principles, properly classified as capital expenditures; provided, that the aggregate amount of such expenditures (including the amount provided to be expended under the Consolidation Agreement) shall not have exceeded the difference between $5.5 million and the amount funded on the date hereof in respect of the Class B Notes (i.e., $2,239,051.84), from and after the date hereof. Nothing herein shall limit UGR’s ability to fund additional amounts to the Project so long as such additional amounts are not evidenced by a Class B Note.

“Person” shall mean any individual, company, corporation, association; governmental or quasi-governmental authority or other entity.

“Project” shall mean a dockside casino, restaurants, concessions and related activities in Vicksburg, Mississippi (including the contiguous family entertainment park and hotel).

“Rainbow Business” shall mean the business and operations heretofore and hereafter conducted by the Partnership, consisting of the development, ownership and operation of the Project.

“RCC Interest” shall mean the Interest of RCC as Limited Partner in the Partnership calculated as 10% of Net Cash Flow of the Partnership for each fiscal year of the Partnership from January 1, 1995 through the term of this Partnership as set forth in Section 1.06 hereof, subject to earlier termination as provided in Article VII hereof and to extension of such date as provided in this definition; provided, that RCC shall be entitled to a 20% share of Net Cash Flow to the extent (but solely to the extent) allocable on a straight line proportionate basis to Gross Gaming Revenues in any fiscal year in excess of $35,000,000 (e.g., if gross gaming revenues are $38,000,000 and Net Cash Flow is $5,000,000, the RCC Interest shall be (a) $5,000,000 x 35/38 x 10% plus (b) $55,000,000 x 3/38 x 20%). The term of the RCC Interest shall be for 15 years, commencing January 1, 1995; provided, that if the RCC Interest does not produce at least $50,000 per calendar year in actual payments to RCC, or a compensating payment up to the difference between $550,000 and the amount of the RCC Interest otherwise payable by the Partnership is not made for such calendar year to RCC, then the term of the RCC Interest shall be extended for an additional consecutive 12-month period in each such case.

“Transfer” shall mean the direct or indirect sale, donation, assignment (as collateral or otherwise), pledge, hypothecation, encumbrance, transfer or disposition of any Interest; “Transferor” and “Transferee” shall have correlative meanings to the foregoing.

Article III:  Management and Operation of the Business

3.01  Management of the Partnership.  (a) The management and operation of the Partnership shall be exclusively vested in the General Partner, which may exercise all powers necessary or convenient for the accomplishment of the purposes of the Partnership on behalf of and in the name of the Partnership. The Partnership has previously entered into a Management Agreement, which Management Agreement is ratified and remains in full force and effect. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable laws or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall, subject to the other provisions of this Agreement, have full power and authority to do all things and on such terms as it may deem necessary or desirable to conduct the business of the Partnership and to effectuate the purposes set forth herein and in the Consolidation Agreement; provided, that in any transaction between the Partnership, on the one hand, and Alliance Gaming Corporation and its Affiliates (other than the Partnership), on the other hand, such transaction shall be conducted in accordance with the standards of Section 1.07 hereof or the financial consequences of such transaction to the Partnership if materially adverse to the Partnership’s EBITDAR as calculated for purposes of the Net Cash Flow shall be disregarded to the extent (but solely to the extent) less favorable to the Partnership than articulated in such standards.

Notwithstanding the foregoing, the General Partner shall not (i) liquidate the Partnership prior to December 31, 2010 (or such later date as may be provided for in Article V hereof), other than as the result of an Event of Termination, or (ii) modify or amend this Agreement or the Management Agreement in a manner which is materially adverse to the Limited Partner, in each case, without the consent of the Limited Partner. Nothing contained in this Agreement shall affect the duration of the royalty payable to HFS in connection with the HFS Financing Agreements, which royalty shall survive the termination of the Partnership to the extent provided therein.

(b)           The respective liabilities of the Partners in respect of the completion of the Project shall be solely as set forth in the Consolidation Agreement and no Partner shall have any liability in respect thereof other than as set forth therein.

(c)           The Partnership may have employees and agents who may be designated as officers with titles designated by the General Partner, and who in such capacities may act for and on behalf of the Partnership. Nothing in this Section 3.01(c) shall affect the parties’ respective rights or obligations under or pursuant to the Management Agreement for purposes of calculating Net Cash Flow or otherwise under this Agreement.

3.02         Relationship Between the General Partner and the Limited Partners.  (a) Each of the Partners hereby approves, ratifies and confirms the execution, delivery and performance by the Partnership of the Consolidation Agreement and accompanying documents and all other documents or instruments heretofore executed by or on behalf of the Partnership or in connection therewith and the HFS Agreement.

(b)           The acts of the General Partner in carrying on the business of the Partnership at authorized herein shall bind the Partnership. The Limited Partner shall not have any right to, and shall not, (i) take part in the management or control (within the meaning of the Mississippi Act) of the Partnership’s business, (ii) act for or bind the Partnership, (iii) transact any business in the name of or on behalf of the Partnership, or (iv) withdraw from the Partnership as a limited partner until the Limited Partner has assigned its Interest pursuant to and in accordance with the provisions hereof. The Limited Partner, in its capacity as limited partner, shall only have the rights and powers specifically granted to the Limited Partner in this Agreement or pursuant to the Mississippi Act.

(c)           Neither the General Partner nor the Limited Partner shall be obligated to make any further contributions to the capital of the Partnership except as provided in the Consolidation Agreement.

(d)           The liability of the Limited Partner to third parties shall be limited as provided in the Mississippi Act.  The Limited Partner acknowledges and agrees that it shall be liable to the Partnership for any money or other property distributed, paid or conveyed to it by the Partnership, only to the extent required by the Mississippi Act.

(e)           Notwithstanding any other term of this Agreement, none of the Partners, their respective Affiliates or their respective stockholders, directors, officers, employees, servants, direct or indirect partners, attorneys or agents, or the officers of the Partnership shall be liable to the Partnership or any other Person or any such Affiliate or officer, director, direct or indirect partner, stockholder, employee, attorney or agent for any act or omission taken or omitted in good faith by or for such Persons; provided, that such act or omission did not constitute fraud, willful violation of law, willful violation of this Agreement, reckless disregard of the duties of such person or gross negligence in the performance of its duties, in each such case, in relationship to the Partnership.

3.03  Partnership Funds.  The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner.

3.04  Permitted Capital Expenditures.  Each amount that is designated by the General Partner as a Permitted Capital Expenditure (which the General Partner may so designate in its sole discretion but which shall include all amounts funded under Section 2 of the Consolidation Agreement) shall be deemed to be and constitute a part of the indebtedness evidenced by the Class B Notes; provided, that in no event shall the aggregate principal amount of all Permitted Capital Expenditures exceed $5.5 million for purposes of computation of the RCC Interest. Such amount shall not be renewed by borrowing, repayment and reborrowing or otherwise, but such limit shall apply only for the purpose of computation of the RCC Interest and shall not otherwise limit in any manner the business, financing or operations of the Partnership.

Article IV:   Allocations of Net Income and Net Losses; Etc.

4.01  [Intentionally Omitted].

4.02  Allocation of Items of Net Income and Net Loss.   Except as required by Section 4.03 hereof or otherwise required by the Code, Net Income for any fiscal year of the Partnership shall be allocated to the General Partner and the Limited Partner on a pro rata basis in accordance with the actual distribution of cash to the Partners as provided in Article V hereof. Net Loss shall be allocated in proportion to and to the extent of the difference, if positive, between cumulative Net Income and cumulative cash distributed to the Partners, and thereafter to the General Partner.  The forms K-l issued to the Partners shall be as specified in Section 8.04(c) hereof.

4.03  Section 704(c) of the Code and Treasury Regulation § 1.704-1(b)(4)(i). Partnership income, gains, losses and deductions shall, solely for income tax purposes, be allocated among the Partners in accordance with Section 704(c) of the Code and the Treasury regulations promulgated thereunder with respect to contributed property, and in accordance with Treasury Regulation § 1.704-l(b)(4)(i) with respect to revalued property, so as to take account of any difference between the adjusted basis to the Partnership of any property for federal income tax purposes and its fair market value at the time such property was contributed to the Partnership, or at the time such property was revalued in accordance with Treasury Regulation § 1.7041(b)(2)(iv)(f). The depreciation allocation will be limited to the federal income tax depreciation on the contributed or revalued assets. All Partners shall report the amounts attributable to them under this Agreement in accordance with the Form K-l provided to them by the Tax Matter Partner.

4.04  Issuance of Notes.  (a) On the date hereof, the Partnership is issuing to (i) UGR the Class A Note in the principal amount of $3.25 million (all of which shall be deemed funded and outstanding as of the date hereof) and (ii) each of UGR and NGM a Class B Note in the original principal amount of $3.5 million and $2 million, respectively. Of such amounts, (x) $935,052 in respect of accrued and unpaid amounts as set forth on Exhibit A hereto and $651,999.92, as contemplated by the Consolidation Agreement, shall be deemed funded by UGR and outstanding as of the date hereof and (y) $651,999.92, as contemplated by the Consolidation Agreement, shall be deemed funded by NGM and outstanding as of the date hereof. Additional amounts of Permitted Capital Expenditures that hereafter are funded by UGR or NGM shall be deemed to be outstanding under the Class B Notes upon funding thereof.

(b)  The Class A Note shall bear interest at a rate of 7.5% per year on the outstanding principal amount thereof and shall be repayable on the basis of 77 level monthly payments of interest and principal, commencing on April 1, 1995.  The Class B Notes shall bear interest at a rate of 10% per year as applied to the amount funded thereunder and shall be repayable on the basis of 84 monthly level payments of interest and principal (as adjusted for additional amounts of indebtedness incurred and outstanding thereunder after the date hereof), commencing April 1, 1995. Amounts under the Notes (of interest or principal) that are unpaid after any applicable payment date shall bear interest at the rate otherwise in effect plus 2% per year.

Article V:  Distributions: Etc.

5.01  RCC Interest.  The Limited Partner shall be entitled to receive the RCC Interest, as provided herein, for so long as the term of such Interest shall be in effect as provided herein, and the General Partner shall receive all other revenues, profits, income, cash and other property or assets of the Partnership. Such payments of the RCC Interest shall be calculated from the Partnership’s fiscal year financial statements as reported on by its independent accounting firm on the basis provided for herein, shall be payable in quarterly estimated installments based upon the prior fiscal year’s Net Cash Flow of the Partnership in the subject quarter and shall be subject to final adjustment on a whole fiscal year basis (by supplemental payment to RCC or by offset of the succeeding year’s accruals or payment by RCC to UGR in the final year of the Partnership, as the case may be) within 120 days of the end of each fiscal year of the Partnership. A pro forma illustration of the basis of computation of the RCC Interest is attached hereto as Schedule B.

5.02  Sale of Partnership or Partnership Business.   In the event of a sale or its substantial equivalent of all or substantially all of the General Partner’s Interest or of all or substantially all of the assets or business of the Partnership (irrespective of the form of such transaction), then either (a) the RCC Interests shall be conveyed additionally at the option of the General Partner in its sole discretion; provided, that RCC shall be allocated a share of the total transaction proceeds in respect of the RCC Interest on a basis reflecting its then present value with reference to the valuations of the subject transaction (as mutually agreed between the General Partner and RCC, or failing agreement within 15 days of consummation of such transaction, then, as determined by Arbitration (as defined below in this paragraph)) or, alternatively, (b) if mutually agreed between the acquiror, the General Partner and RCC, the RCC Interest shall be preserved by the terms of the subject transaction.  It is understood and agreed that the consent of RCC shall not be required for any such transaction, except in any transaction involving an Affiliate of the General Partner.  “Arbitration” shall mean an arbitration conducted under the rules of the American Arbitration Association by either a mutually satisfactory independent arbitrator (or failing agreement on such a person within 15 days after either party requests Arbitration in writing, then, by a panel of three independent arbitrators of which one will be selected by each of the parties and the third will be selected by such nominees, and failing that agreement, then, by the American Arbitration Association). The General Partner shall keep the Limited Partner reasonably informed of the status of negotiations and progress of any such transaction and shall provide to the Limited Partner copies of relevant final (and with respect to material documents, draft) transaction documents.  In the event of a transaction described in clause (a) above, the General Partner shall, upon consummation thereof if the Partners shall not have then agreed upon the amount allocable to the RCC Interest, cause to be delivered to a third party escrow agent designated by the General Partner an amount reasonably estimated by the General Partner to be allocable to the Limited Partner in respect of the RCC Interest, which amount shall be held in an interest-bearing escrow account with a bank or financial institution. Such amount shall be held pursuant to a then-customary escrow agreement and all or a portion thereof, together with accrued and unpaid interest, disbursed upon the final determination of the amount allocable to the Limited Partner, as described above, or as otherwise jointly directed in writing by the Partners; at such time, if the amount allocable to the Limited Partner is greater than the principal amount so held in escrow, the General Partner shall cause to be paid such discrepancy, together with interest thereon at the rate earned in such escrow account.

5.03   Certain Rights. The foregoing provisions in this Article V (and the correlative definitions) are included in this Agreement solely for the purpose of calculating the amounts payable to the Limited Partner and are not intended to limit or restrict in any way the General Partner’s right to operate the business of the Partnership in its sole discretion, including without limitation, to incur any financing or capital expenditure that is not a Permitted Capital Expenditure.

5.04 Term. The term of the Partnership may be extended as provided in the definition of RCC Interest.

Article VI:   [Intentionally Omitted]

Article VII:  Termination and Dissolution

7.01  Events of Termination. The Partnership shall not be dissolved unless in good faith. The Partnership shall be dissolved and its affairs wound up pursuant to Section 7.02 hereof, and this Agreement shall terminate upon the first to occur of any of the following events (each, an “Event of Termination”); (a) the execution by each Partner of a unanimous written consent to dissolution and payment in full in cash of the Notes and the then net present value of estimated future payments of the RCC Interest over its remaining scheduled term, as provided for in Article V above; (b) the sale or other disposition of all or substantially all of the assets of the Partnership and provision for the sale or continuance of the RCC Interest as provided in Article V; (c) the dissolution, winding-up, cessation of business or withdrawal of all of the Partners; (d) an Event of Withdrawal unless at the time of the occurrence of such Event of Withdrawal there is at least one General Partner who is authorized and agrees to continue the business of the Partnership without dissolution (and, if there are no remaining general partners, a majority in interest of the limited partners shall make selection of a new General Partner and, if RCC is the sole limited partner, RCC shall be permitted to elect to continue the Partnership in its sole discretion); or (e) December 31, 2010 or such later date as may be provided pursuant to this Agreement for the full term of the RCC Interest in Article V above.

7.02 Winding-Up. Upon the occurrence of an Event of Termination, the Partnership’s affairs shall be wound up, its debts paid and its business and property, rights and assets disposed of in an orderly manner as shall be determined by the General Partner and the General Partner shall receive all property, rights or assets of the Partnership after provision for payment of the amounts to RCC as provided in Section 5.02 above.  The

Limited Partner shall not have any right to share or participate in any such property, rights or assets remaining after such payments, all of which shall be and belong solely to the General Partner.

Article VIII: Reports to Partners

8.01  Books of Account. Appropriate records and books of account shall be kept by the General Partner and by the manager under the Management Agreement, at the principal place of business of the Partnership. The Limited Partner shall be provided reasonable access to such books and records, at reasonable times on reasonable prior notice for the purpose of verifying the amounts payable to it under Article V above and shall be provided a quarterly estimated computation thereof by the General Partner and an annual final computation reported on by the independent accounting firm of the Partnership (including without limitation, a computation of the RCC Interest in each period) and unaudited monthly summaries of the operations of the Partnership.

8.02  Audit and Report. The books and records of the Partnership shall be kept in accordance with generally accepted accounting principles, which is consistent with the requirements of Section 704 of the Code and the Treasury Regulations thereunder, and shall be audited by independent certified public accountants of the General Partner’s selection. The General Partner shall provide to the Limited Partner and the holders of Notes on a timely basis annual and quarterly balance sheets, statements of income (loss) for each applicable period and of such Partner’s capital accounts, statements of Net Cash Flow; and the amount of such Partner’s share in each item of Partnership’s taxable income or loss for each year which must be separately accounted for by a Partner pursuant to section 702(a) of the Code and any other information needed to prepare the Partner’s federal, state and local income tax returns and reports.

8.03  Fiscal Year. The fiscal year and taxable year of the Partnership shall end on June 30.

8.04  Tax Matters.  (a) The General Partner is hereby designated as the “Tax Matters Partner” under Section 6231(a)(7) of the Code, to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. The General Partner is specifically directed and authorized to take whatever steps the General Partner deems necessary or desirable to perfect such designation, including without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to lime be required under any Treasury Regulation. The Tax Matters Partner shall not be liable to the Partnership or any other Partner for any act or omission taken or suffered by it in such capacity in good faith and in the reasonable belief that such act or omission is in or is not opposed to the best Interests of the Partnership; provided, that such act or omission is not in violation of the Agreement and does not constitute gross negligence, fraud or a willful violation of law.

(b) Within five business days of receipt, a Partner shall give to the remaining Partners written notice of such Partner’s receipt from any taxing authority of any notification of any audit or investigation of the Partnership or any other tax proceeding or proposed tax adjustment affecting the Partnership.

(c)           The Tax Matters Partner shall cause income and other required federal, state and local tax returns for the Partnership to be prepared on a basis consistent with the terms of this Agreement and timely filed with the appropriate authorities. The forms K-l issued to the Limited Partner in respect of each fiscal year of the Partnership shall report income in an amount equal to the cash distributed to such Partner. The Tax Matters Partner shall make or maintain in effect tax elections as it shall deem to be appropriate.

(d)           Each Partner and the Partnership shall cooperate with and assist, at its own expense, the Tax Matters Partner in connection with any federal, state, local or foreign tax matter affecting the Partnership or any entity in which the Partnership has an interest, including without limitation, providing any records or supporting data with respect to assets or liabilities transferred to the Partnership, preparing any tax return or assisting as requested on any audit.

Article IX: Miscellaneous

9.01   Transfers of Interests: Admission of Additional Partners.   (a)   Subject to applicable requirements of the Mississippi Act and applicable gaming laws and regulations, the General Partner and the Limited Partner shall have the right to Transfer their respective Interests to any Person, subject to the provisions of this Agreement; provided, that, except to its stockholders on the date hereof, the Limited Partner shall not be permitted to Transfer its Interests without the prior written consent of the General Partner, which shall not be unreasonably withheld.

(b)  Upon compliance with Section 9.01(a) hereof with respect to the Transfer of all or any portion of its Interest, the Transferee shall become a Limited Partner or General Partner, as the case may be, and shall succeed proportionately to the Interest Transferred by the Transferor and shall become subject to all of the obligations of the Transferor with respect to such Interests, only upon compliance with the following additional conditions: (i) the proposed Transferee shall have executed an amendment to this Agreement, and shall have executed such other instruments as the General Partner may deem necessary or desirable, to admit such Transferee as a Partner (including the execution of a counterpart of this Agreement and an appropriate supplement to this Agreement pursuant to which such Partner shall agree to be bound by and comply with the terms and provisions hereof) and (ii) the Transferor shall have paid to the Partnership all of the Partnership’s expenses connected with such Transfer and substitution (including without limitation, the legal and accounting fees and disbursements of the Partnership).

(c)  If the Transferor is the General Partner, upon compliance with the terms of Sections 9.01 (a) and (b) hereof, the admission of the Transferee as a successor General Partner shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the withdrawal of the Transferor General Partner from the Partnership as a general partner of the Partnership.  Upon such withdrawal, the General Partner shall cease to be a general partner of the Partnership and the successor General Partner shall, and is hereby authorized to, continue the business of the Partnership without dissolution. In accordance with the Mississippi Act, the successor General Partner shall execute and file an appropriate amendment to the Certificate to reflect its admission to the Partnership.

(d)           Notwithstanding any provision of this Agreement to the contrary, no Transfer of any Interest shall be effective to convey any Interest in the Partnership until the Transferee executes all necessary certificates or other documents and performs all acts required in accordance with the laws of the State of Mississippi and any other applicable law, and any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having a jurisdiction over the Partnership, to the full extent necessary to constitute such Transferee a Partner and preserve the status of the Partnership as a partnership after the completion of such Transfer in accordance with such laws.  Each such Transferee by accepting the Transfer of an Interest agrees upon the request of a Partner to execute such certificates or other documents and to perform such acts and gives the power of attorney set forth in Section 1.09 as fully as though such Transferee was an original signatory hereto.

(e)           If any Partnership Interest is sold, assigned, or transferred during any taxable year of the Partnership in compliance with the provisions of this Section 9.01, Net Income, Net Loss, each item thereof, and all other items attributable to such Interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and reasonably selected by the General Partner.  All distributions on or before the date of such Transfer shall be made to the Transferor, and all distributions thereafter shall be made to the Transferee. Solely for the purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer.

9.02         Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of Mississippi.

9.03         Binding Agreement. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns. This Agreement shall be binding upon the successors and assigns of the Partners.

9.04         Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered or certified mail, return receipt requested, or by telex or telecopy and confirmed by mail as aforesaid to the Partnership or to the General Partner, at 4380 Boulder Highway, Las Vegas, Nevada 89121; Attention: General Counsel, with a copy to Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York 10022; Attention: David Robbins, Esq.

or such other address or addresses as to which the Partners shall have been given notice, and to the Limited Partner, to The Rainbow Casino Corporation, c/o Barrett Refining Corporation, 23 East Ninth, Suite 329, Shawnee, Oklahoma 74801 and Leigh Seippel, c/o Doyle & Bachman, 919 Eighteenth Street, N.W., Washington, D.C. 20006; Attention: James D. Bachman, Esq., with a copy to Doyle & D. Bachman 919 Eighteenth Street, N.W., Washington, D.C. 20006; Attention: James D. Bachman, Esq., and such notice shall be deemed to have been given as of the date delivered, telexed or telecopied or if mailed, the second day after being so mailed.

9.05  Counterparts.  This Agreement may be executed in counterparts and by facsimile transmission, all of which together shall constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the original or the same counterpart.

9.06  Amendments. Any waiver, modification or amendment to this Agreement shall be effective when signed by each Partner.

9.07  Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

9.08  Confidentiality.  The Limited Partner shall not, during the term of this Agreement, disclose any confidential or proprietary information with respect to the Partnership to any person, except (a) with the prior written consent of the General Partner, (b) or as may be required by applicable law or administrative or judicial process.

9.09  Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or other person doing business with the Partnership (other than as provided herein).

9.10  Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

9.11  Certain Provision Relating to Holders of Notes.  The holders of the Notes (in such capacity) shall not be, and shall have none of the rights and none of the obligations of, Partners of the Partnership. Without limiting the foregoing, the holders of the Notes (in such capacity) shall have no liability for Partnership debts or to make advances to the Partnership, except as provided in the Consolidation Agreement, and no right to take part in the management or control of the Partnership’s business, act or bind the Partnership, transact any business in the name of or on behalf of the Partnership. Except for payment of the Notes, the holders of the Notes (in such capacity) shall not have any right to participate in the property, rights or assets of the Partnership.  The Partnership shall provide the holders of the Notes on a timely basis annual and quarterly balance sheets, and statements of income

(loss) for each applicable period.  Holders of the Notes shall not disclose any confidential or proprietary information with respect to the Partnership except (a) with the prior written consent of the General Partner, or (b) as may be required by applicable law or administrative or judicial process.  Holders of the Notes may transfer their Notes to any Person.

9.12  Loan and Other Financing Proceeds.  The proceeds of any loan, financing, refinancing or other capital or similar transaction shall not constitute revenues for purposes of calculating EBITDAR, and all of such proceeds shall be retained by and be the exclusive property of, the Partnership and allocated solely to the General Partner and have no effect on the RCC Interest.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of this 29th day of March, 1995.

United Gaming Rainbow,
General Partner

By:
Name:
Title:

The Rainbow Casino Corporation,
Limited Partner

By:	/s/ Leigh Seippel
Name: Leigh Seippel
Title: President

By:	/s/ John A. Barett Jr.
Name: John A. Barett Jr.
Title: Chairman

The undersigned joins as manager of the Project (and not as a Partner):

Mississippi Ventures, Inc.

By:
Name:
Title:

Schedule A

Calculation of Accrued and Unpaid Royalties,
Distributions, Redemptions and Other Amounts
Constituting a Part of a Class B Promissory Note Issued to UGR

Amount	Original Balance	Less: Payments Received	Balance As of March 28, 1995
Special Limited
Partnership Interests	$3,250,000	$0	$3,250,000
Redemptions	163,368	0	163,368
Accrued Management Fee	70,027	0	70,027
Royalties through February 28, 1995	689,999	(233,728)	456,271
March 1 through March 28, 1995	97,838		97,838
Other (Pre-opening, payroll, travel, miscellaneous)	639,009	(491,461)	147,548

	$4,910,241	$(725,189)	$4,185,052

Less			3,250,000

Balance			$935,052

SCHEDULE B

PRO FORMA ILLUSTRATION
COMPUTATION
RCC INTEREST*

Project Revenue

Gross Gaming Revenues	30,000,000

Food, Beverage, Rent, Other Project Revenue	2,000,000

Total Revenue	32,000,000

Less Operating Costs

Gaming Taxes	5,500,000

Food/Beverage and other Project Costs	1,000,000

Casino Payroll & Related Expenses	9,400,000

Operating Expenses Including Marketing & Comps	5,000,000

Base Management Fee (including any future additional incentive management fees which, however, are not included in such $100,000 amount)	100,000

Total Operating Costs	21,000,000

EBITDAR	11,000,000

Less Allowed Deductions

HFS Royalty	3,600,000

Existing NGC Principal & Interest Payment	1,250,000

Existing IGT Payment	1,250,000

Existing Kossen Payment	100,000

Class A Note Payment	600,000

Class B Notes	700,000

Total	7,500,000

NET CASH FLOW	3,500,000

RCC INTEREST	350,000

*              These amounts are for illustrative purposes only and no representation is made that the amounts set out above are achievable or that Operating Costs or Allowed Deductions are the actual or estimated amounts that would be payable at corresponding revenue levels.